Exhibit 99.1

FOR IMMEDIATE RELEASE

THE DOLAN COMPANY NAMES BILL L. FAIRFIELD
TO ITS BOARD OF DIRECTORS

MINNEAPOLIS, MINNESOTA (January 31, 2011) – The Dolan Company (NYSE: DM), a leading provider of professional services and business information to the legal, financial and real estate sectors in the United States, today announced the election of Bill L. Fairfield to its board of directors.  He replaces Jacques Massicotte, who is retiring for personal reasons.

The Dolan Company Chairman, President and Chief Executive James P. Dolan said Fairfield’s career, experience and connections made him an excellent addition to the board.  “Bill founded Inacom and over 18 years built it to a $7 billion NYSE-traded Fortune 500 company,” Dolan said.  “His history building fast-growing companies and international experience are ideal for us.  He has 19 years experience as a CEO, 14 of those with publicly traded companies, and 12 of them with a Fortune 500 company.”

Massicotte, who had served on The Dolan Company board since December 2006, plans to travel with family and pursue retirement.  “Jacques has been extraordinarily valuable to us as a director, advisor and friend, and we feel fortunate to have worked with him,” Dolan said.  “We wish him well and we thank him for his record of service to our shareholders.”

Fairfield founded Inacom in 1981 as an internal startup venture within Valmont Industries (NYSE:VMI) while he was serving as president of Valmont’s Agricultural Equipment Division.  Inacom was one of the nation’s first authorized resellers of personal computer equipment for IBM Corp. and Compaq Computers.   Fairfield led a spin-off initial public offering of Inacom in 1987 and subsequently repositioned the company to become the nation’s leading systems integrator serving large companies.  He also established Inacom as a leading international systems integrator through joint venture partnerships overseas.

“It is a real privilege to be asked to join the board of The Dolan Company,” Fairfield said, adding, “Jim Dolan and his team have built an outstanding organization, one to which I hope to be able to make a positive contribution in the future.”

Fairfield, 64, currently is chairman of Dreamfield Partners, a family investment and consulting business.  Previously he was a director and later CEO of InfoGroup, a business information company; executive vice president and director of Sitel Corporation, with special focus on international development; and senior vice president of Lindsay Manufacturing Co. (NYSE:LNN).  He began his career with Eastman Kodak Company (NYSE:EK) and he holds a bachelor of science degree from Bradley University and a master’s degree in business administration from Harvard University.

Currently Fairfield serves on the boards of The Buckle, Inc. (NYSE:BKE), a clothing retailer, and Proxibid, a leading provider of live webcast auctions.  He also is on the STRATCOM Consultation Committee advising the U.S. Air Force’s Strategic Air Command.

Fairfield and his wife, Deanna, live in Omaha.  They have three grown children.

FOR MORE INFORMATION:
Robert J. Evans, Director of Investor Relations
(612) 317-9430, Bob.evans@thedolancompany.com

Safe Harbor Statement:  This release may contain forward-looking statements that reflect the company’s current expectations and projections about future results, performance, prospects and opportunities. The words “plan”, “believe,” “may,” “anticipate,” “expect,”  “continue,” “will,” “estimate,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on information currently available to the company and are subject to many risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements.  These risks, uncertainties and other factors include, but are not limited to, the following: the company operates in highly competitive markets and depends upon the economies and the demographics of the legal, financial and real estate sectors in the markets served, and changes in those sectors could have an adverse effect on revenues, cash flows and profitability; David A. Trott, the chairman and chief executive officer of NDeX, and certain other employees of NDeX who are also shareholders and principal attorneys of the company’s law firm customers, may under certain circumstances have interests that differ from, or conflict with, the company’s interests; NDeX’s business revenues are very concentrated, as NDeX currently provides mortgage default processing services to eight law firm customers, and if the number of case files referred by its mortgage default processing service law firm customers, or loan servicers and mortgage lenders served directly for properties located in California, decreases or fails to increase, the company’s operating results and ability to execute its growth strategy could be adversely affected; regulations, laws, bills introduced, court orders, investigations by state or federal officials, and voluntary programs or moratoria seeking to review or mitigate foreclosures  in states where the company does business may have an adverse effect on or slow the company’s mortgage default processing services and public notice operations (including legislation in Michigan, Indiana and Florida, the Hope for Homeowners Act, the Emergency Economic Stabilization Act, the Streamlined Modification Program, the Homeowner Affordability and Stability Plan, the Making Home Affordable Program, the Home Affordable Modification Program, the Home Affordable Foreclosure Alternatives Program, the Protecting Tenants at Foreclosure Act, investigations by state attorneys general, and voluntary foreclosure relief programs developed by lenders, loan servicers and the Hope Now Alliance); The Dolan Company has owned and operated DiscoverReady LLC for one year and is dependent on the skills and knowledge of the individuals serving as chief executive officer and president of DiscoverReady; DiscoverReady’s business revenues are very concentrated among a few customers and if these customers choose to manage their discovery with their own staffs or other providers and if DiscoverReady is unable to develop new customer relationships, operating results and the ability to execute growth strategies for DiscoverReady may be adversely affected; The Dolan Company is dependent on its senior management team; the company intends to continue to pursue acquisition opportunities, which it may not do successfully and which may subject the company to considerable business and financial risk, and the company may be required to incur additional indebtedness or raise additional capital to fund these acquisitions and this additional financing may not be available on satisfactory terms or at all; and growing the company may place a strain on management and internal systems, processes and controls. Please also see “Risk Factors” contained in Item 1A of the company’s annual report on Form 10-K filed with the SEC on March 8, 2010, which is available at the SEC’s Web site at www.sec.gov, for a description of  these and other risks, uncertainties and factors that could cause actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, forward-looking statements.  Except as required by federal securities law, the company assumes no obligation to update or revise any forward-looking statement.